Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-199728, 333-199731, and 333-214233 on Form S-8 of our report dated August 28, 2018, relating to the consolidated financial statements and financial statement schedules of Kimball Electronics, Inc. and subsidiaries, and the effectiveness of Kimball Electronics, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kimball Electronics, Inc. for the year ended June 30, 2018.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
August 28, 2018